STANDISH, AYER & WOOD MASTER PORTFOLIO

                           Certificate of Name Change

      The undersigned, being the Vice President of Standish, Ayer & Wood Master Portfolio (the "Trust"), a master trust fund incorporated under the laws of the State of New York, a trust with non-transferable Interests, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by
Section 10.4 of the Declaration of Trust, dated January 18, 1996, as amended (as so amended, the "Declaration of Trust"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on June 2, 2000, the Declaration of Trust and all Establishments and Designations of Series thereunder are hereby amended as set forth below:

      1. The name of the series designated "Standish Equity Portfolio" is hereby changed to "Standish Select Value Portfolio".

      That said Amendment to the Declaration of Trust shall be effective on July 1, 2000.

      The Trustees further direct that, upon the execution of this Certificate of Name Change, the Trust shall take all necessary action to file a copy of this Certificate of Name Change at any place required by law or by the Declaration of Trust.

      IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 21st day of June, 2000.


                                          By: /s/ Anne P. Herrmann
                                          Anne P. Herrmann
                                          Its: Vice President and Secretary